Peadar Mac Canna	Citibank Europe plc
Director	1 North Wall Quay
Trade Business Management	Dublin 1, Ireland

Tel +353 (1) 622 4567
Fax +353 (1) 622 2741
peadar.maccanna@citigroup.com

Date     20th August 2010

Tim Courtis

Greenlight Reinsurance, Ltd
65 Market Street
Suite 1207, Jasmine Court
Camana Bay, PO Box 31110 Grand Cayman, KY1-1205
CAYMAN ISLANDS

 (the “Company”)

Dear Tim,

1.	Committed letter of credit facility

Further to recent discussions, Citibank Europe plc (the “Bank”) is pleased to provide a one year committed Letter of Credit issuance facility (the “Facility”) to the Company subject to the terms and conditions set out in this Letter, (the one year anniversary of the date hereof being the “Facility Termination Date”, provided that the Facility shall be extended by 364 days beyond the then effective Facility Termination Date unless the Bank or the Company delivers a written notice of cancellation to the other party at least 120 days prior to the then effective Facility Termination Date.
For the avoidance of doubt, any termination shall not affect any outstanding credits at the then effective Facility Termination Date, nor shall it prevent the Bank    continuing provide the Facility on an uncommitted basis but otherwise on the terms of this Letter.

2.           Amount

The Facility shall be in a maximum aggregate amount of USD 400,000,000 (the “Facility Limit”).

3.           Facility Documents

The Company shall enter into the following documents in relation to the Facility:

(a)	The Insurance Letters of Credit - Master Agreement (Form 3/CEP) (the “Master Agreement”);

(b)	A Reinsurance Deposit Agreement (Form 12/CEP)

 (c)   The Corporate Mandate;

 (d)   The General Communications Indemnity; and

 (e)  any other documents which the Bank and the Company agree to be expedient in connection herewith or the issuance, establishment, maintenance of any credit.

In the event of any inconsistency between the terms of this letter and the terms of any Facility Document, the terms of this letter shall prevail.

4.           Conditions precedent

Excluding (h) below, the Company shall not request the issuance of any Credit until the Bank has received the documents and other evidence specified below in a form and substance satisfactory to the Bank (each a “Condition Precedent”):

(a)	the enclosed duplicate of this Letter, duly executed on behalf of the Company before 20th August 2010;

(b)	the other Facility Documents together with any document to be delivered under the Facility Documents, duly executed on behalf of the Company;

(c)
evidence that all registrations, filings and other steps necessary (other than any specifically referred to as conditions subsequent) to perfect any security interest created pursuant to the Facility Documents have been fulfilled;

 (d)   wet-ink certified copies of the constitutional documents of the Company;

 (e)   that the letter of credit facility dated 12 October 2005 between Citibank N.A. and the Company (as amended, supplemented, or otherwise modified)  (the “Original Facility”) has been terminated or cancelled;

 (f)   appointment of process agent documentation as required by clause 15.3 of this Letter;

 (g)   such other documents, information and other evidence as the Bank may reasonably require prior to the date of issuance of the initial Credit in order to comply with the Bank’s anti-money laundering and other know-your-customer policies and procedures, including (without limitation) copies of reports from the Company’s external auditors and details of the Company’s directors and owners; and

(h)
a request in form and substance satisfactory to the Bank for the issuance of a Credit in favour of Citibank N.A. drawable by Citibank N.A. in connection with any letter of credit or similar instrument issued by Citibank N.A. under or in connection with the Original Facility in form and substance satisfactory to Citibank NA.

5.           Utilisation requests

5.1
Whenever the Company wishes the Bank to issue a Credit under the Facility, it shall give to the Bank a duly completed application form in accordance with the Master Agreement and at least 3 Business Days before the proposed issue date for the Credit.

5.2
The Bank shall be entitled to examine each request to issue a Credit on a case-by-case basis and, notwithstanding clause 1(a)(i) of the Master Agreement during the continuance of this Letter, shall only be entitled to decline any such request without liability where:

(a)	such request would cause the Bank to be in breach of any law of any jurisdiction (including non-exclusively any breach of sanctions imposed by the law of the United States of America or England); or

(b)	the tenor of the Credit is longer than 15 months; or

(c)	there is a failure to deposit in a Reinsurance Deposit account held with Citibank N.A. (London Branch) in an amount required under the terms of the Reinsurance Deposit Agreement.

6.           Interest

6.1	The Company shall pay interest on the amount drawn by a Beneficiary under a Credit at a rate per annum of LIBOR plus 2.5% from the date of drawing until the date of reimbursement by the Company.

6.2
Any interest accruing under this paragraph 6 shall be immediately payable by the Company on demand by the Bank. Overdue interest shall be compounded in accordance with the usual practice of the Bank as outlined below in respect of unauthorised overdrafts.

6.3           Interest due from the Company under this Letter shall:

 (a)    be compounded and accrue from day to day;

(b)	be calculated on the basis of the actual number of days elapsed and a 360 day year (or such other day count convention as is market practice for the relevant currency); and

 (c)    be payable both before and after judgment.

7.           Fees

The Fees that the Company is obliged to pay to the Bank in connection with the Facility have been separately agreed between the Company and the Bank.

8.           Representations and Warranties

The Company represents and warrants to the Bank (x) on the date of its acceptance of this Letter and (y) with respect to (a), (c), (d), and (f) below, also on the date of issuance of a Credit and until this Letter has expired or terminated, as follows.

(a)
It (i) is duly organised, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organisation, (ii) is duly qualified to do business and (to the extent applicable) in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, (iii) has the requisite corporate power and authority and the right to own and operates its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (iv) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all governmental authorities having jurisdictions, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of transactions contemplated by this Letter and the other Facility Documents) as to each of the foregoing, except in each case referred to in clauses (ii) and (iv) where the failure to do so would not have a Material Adverse Effect.

(b)
The execution, delivery and performance by it of this Letter and any other Facility Document to which it is a party and the consummation of the transactions contemplated hereby, are within the Company's corporate powers, have been duly authorised by all necessary corporate action, and do not contravene the Company's constitutional documents.  Nor do any of them contravene (i) any applicable law or (ii) any contractual restriction binding on or affecting the Company in a way that has, or that could reasonably be expected to have, a Material Adverse Effect.

(c)
No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for the due execution, delivery and performance by the Company of this Letter, any other Facility Document to which it is a party or in respect of any Credit, except for those authorisations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and except where the failure to obtain such authorizations, approvals, actions, notices and filings does not and cannot have a Material Adverse Effect.

(d)
This Letter and the other Facility Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganisation, moratorium or similar law affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(e)
The consolidated financial statements included in the most recent 10Q filing of the Group, copies of which have been furnished to the Bank, fairly present the consolidated financial condition of the Group in accordance with generally accepted accounting principles consistently applied.  Since the date of such filing there has been no Material Adverse Effect.

(f)
There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding affecting any member of the Group before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect or if brought by a third party, purports to affect the legality, validity or enforceability of this Letter or any Facility Document or the consummation of the transactions contemplated hereby and, in each case, is reasonably likely to be successful.

9.	Undertakings

The Company undertakes to the Bank that it shall:

(a) post each annual 10K filing when available on www.sec.gov and in any event within 90 days of its financial year end;

(b)	post each 10Q filing when available on www.sec.gov and in any event within 45 days of the end of the relevant quarter;

promptly upon it becoming aware of the event, provide the Bank with notice of any change in that Company’s ownership structure such that its ultimate parent (as at the date of this letter) ceases to own, directly or indirectly, a majority of the equity of the Company, or upon any announcement of such a restructuring by the parent.

10.           Costs and Expenses

10.1          The Company undertakes to indemnify the Bank, within 5 Business Days following demand, for and against all actions, proceedings, liabilities, losses and damages in connection with this Letter (except to the extent arising from the gross negligence or wilful misconduct of the Bank)

10.2          The Company undertakes within 5 Business Days to pay or reimburse the Bank for all:

 (i) reasonable invoiced out-of-pocket charges, costs and expenses which the Bank actually incurs (including non-exclusively the cost of all required registrations and any other legal fees that the Bank actually incurs in relation to the Facility) in connection with the preparation and administration of this Letter; and

 (ii) out-of-pocket, charges, costs and expenses which the Bank incurs in connection with the enforcement of this Letter.

11.           Certificates

Any demand, notification or certificate issued by the Bank specifying any amount due under this Letter or any Facility Document or any determination of any ratio shall, in the absence of manifest error, be conclusive and binding on the Company.

12.           Events of Default; Miscellaneous

12.1          Any of the following events shall constitute an Event of Default:

 (a)  the Company fails to pay on its due date any amount payable by it under this Letter (including pursuant to Sections 6.1, 6.2, 7 or 10 hereof) within five Business Days of its due date;

 (b)  the Company fails to comply with any of its other obligations (not specified in Section 12.1(a) above) under any Facility Document provided that no Event of Default will occur under this clause if (i) the non-compliance is capable of remedy and (ii) the Company remedies the non-compliance within ten Business Days of the Bank notifying the Company of the non-compliance;

 (c)  any representation or warranty made by the Company in any Facility Document shall be incorrect in any material respect when made; or

 (d)  the Company’s ownership structure changes such that its ultimate parent (as at the date of this letter) ceases to own, directly or indirectly, a majority of the equity of the Company.

12.2
Whilst an Event of Default is continuing, the Bank may at any time terminate the availability of the Facility to the Company.  If an Event of Default occurs under Clause 12.1(d), to assist the Bank in determining whether to terminate the availability of the Facility, the Bank may ask the Company to provide (or procure the provision by the new owner) to the Bank of any documents, information and other evidence the Bank reasonably requires in order to comply with the Bank's anti-money-laundering and other know-your-customer policies and procedures in relation to the new owner.

12.3
The rights of the Bank under this Letter and the Facility Documents may be exercised as often as necessary; are cumulative and not exclusive of its rights under the general law; and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

12.4
If any provision of this Letter or any Facility Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (i) the legality, validity or enforceability in that jurisdiction of any other provision of that document; or (ii) the legality, validity or enforceability in any other jurisdiction of that or any other provision of that document.

12.5
In no event shall the Bank or the Company be liable on any theory of liability for any special, indirect, consequential or punitive damages and each of the Bank and the Company hereby waives, releases and agrees not to sue the other party hereto upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favour.

12.6
Whilst an Event of Default is continuing, the Bank may set off any obligation of the Company under the Facility Documents to which it is a party or in respect of any Credit (whether present or future, actual or contingent) against any obligation owed by the Bank to such Company or Citibank N.A., regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

12.7
The terms of this Letter may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by each of the Bank and the Company, nor may the Company assign any of its rights hereunder without the prior written consent of the Bank.

12.8	Clauses 9 and 10 of the Master Agreement shall apply in respect of this Letter, with necessary changes.

13.           Definitions and Interpretation

13.1        Terms defined in any Facility Document shall have the same meanings when used in this Letter. Additionally, the following terms have the following meanings.

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in Dublin and London.
  Facility Documents means the documents specified in paragraphs 3(a) through 3(e) and any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of the Bank in respect of the obligations of the Company under this Letter.

Group means the Company and each other person from time to time included in the consolidated financial statements of the Company filed with the Securities and Exchange Commission.
  LIBOR means the overnight rate for US Dollars which appears on the screen display designated "Reuters Screen LIBOR01" on the Reuters Service (or such other screen display or service as may replace it for the purpose of displaying the relevant British Bankers' Association Interest Settlement Rates for deposits in US Dollars in the London interbank market) at or about 11.00 a.m. on the relevant day.

   Material Adverse Effect means an event or circumstance having a material adverse effect on the financial condition of (i) the Company; or (ii) the Group as a whole; or (iii) the legality, validity or enforceability of any Facility Document against the Company.

13.2          In this Letter (unless otherwise provided):

 (a)   words importing the singular shall include the plural and vice versa;

 (b)   references to:

(i)	paragraphs are to be construed as references to the paragraphs of this Letter;
(ii)	any document shall be construed as references to that document, as amended, varied, novated or supplemented;
(iii)	any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same;
(iv)	any document or person being acceptable or approved or satisfactory shall be construed as meaning acceptable to or approved by or satisfactory to the Bank in its sole discretion;
(v)
a person shall be construed so as to include that person's assignors, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state; and

(vi)	time are to London time.

13.3	The headings in this Letter are for convenience only and shall be ignored in construing this Letter.

14	Communications

14.1	Any notice or demand to be served on the Company by the Bank hereunder may be served:

(a)	Personally on any officers listed in such Company’s General Communications Indemnity and dated this date as amended from time to time (such shall be referred to as “Authorized Officer(s)”);

 (b)  By registered or certified letter addressed to:

 Greenlight Reinsurance, Ltd.
 P.O. Box 31110
 65 Market Street, Suite 1207
 Jasmine Court, Camana Bay
 Grand Cayman, KY1-9006
Cayman Islands

(c)	by posting the same by letter addressed in any such manner as aforesaid to such registered office or principal place of business; or

(d)	by telex or facsimile addressed in any such manner as aforesaid to any then published telex or facsimile number of ourselves.

14.2
Unless otherwise stated, any notice or demand to be served on the Bank by the Company hereunder must be served on the Bank either at its address stated at the beginning of this Letter (or such other address as the Bank may notify the Company of from time to time) or by facsimile to such number as the Bank may notify the Company of from time to time.

14.3           Any notice or demand:

(a)
sent by post shall be deemed to have been served on the relevant party on the third Business Day after and exclusive of the day of posting; provided that a copy of all such communications sent by post shall be sent via facsimile or other form of electronic communication; or

(b)	sent by telex or facsimile shall be deemed to have been served on the relevant party when confirmation is received.

In proving such service by post it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

15.           Governing Law

15.1
This Letter and all non-contractual obligations arising out of it or in connection with it shall be governed by English law and for the benefit of the Bank the Company irrevocably submits to the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Letter or any Credit.

15.2	A person who is not a party to this Letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Letter.

15.3
The Company designates the address below as its address for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Letter and any other Facility Document governed by English law.

Corporation Service Company (UK) Limited Elysium Gate, Unit
20/21, 126-128 New Kings Road London SW6 4LZ, United Kingdom

Items served at this address must be marked for the attention of the Company.

15.4
The Company must have the same address for service and it must be an address in London, United Kingdom.  If the Company wishes to change their address for service, the Company may do so by giving the Bank at least 10 Business Days' written notice of the new address for service.

16.           Anti-Tying

Citigroup’s Corporate and Investment Bank’s anti-tying policies are incorporated herein by reference.

17.           Force and Effect

Notwithstanding anything contained in this Letter, both the Company and the Bank agree that this Letter and the provisions contained herein shall not come into full force and effect until October 12th 2010.

Yours faithfully,

Signed: Niall Tuckey
For Citibank Europe Plc

We hereby confirm our agreement to the above:

Dated: August 20, 2010

Signed:	/s/ Tim Courtis	Signed:	/s/ Faramarz Romer
Name:	Tim Courtis	Name:	Faramarz Romer
Title:	Chief Financial Officer	Title:	Reporting & Compliance Officer
For and on behalf of Greenlight Reinsurance, Ltd.